Exhibit 21.2

Subsidiaries of the Registrant

Roller Bearing Company of America, Inc.

RBC Precision Products - Plymouth, Inc.

Industrial Tectonics Bearings Corporation

RBC Linear Precision Products, Inc.

RBC Precision Products - Bremen, Inc.

RBC Nice Bearings, Inc.

Tyson Bearing Company, Inc.

RBC Oklahoma, Inc.

RBC Aircraft Products, Inc.

RBC De Mexico S DE RL DE CV

Schaublin Holding SA

Schaublin SA

J. Bovagnet SA

RBC France SAS